EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713) 346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
CASH DISTRIBUTION TO STOCKHOLDERS
HOUSTON, TX, November 17, 2009 — National Oilwell Varco, Inc. (NYSE: NOV) today announced that its Board of Directors has approved a special one-time cash dividend of $1.00 per share of common stock. The special cash dividend will be paid on December 16, 2009 to each stockholder of record on December 2, 2009.
The Board of Directors also approved the commencement of a regular cash dividend of $0.10 per share of common stock on a quarterly basis. The quarterly cash dividend will also be paid on December 16, 2009 to each stockholder of record on December 2, 2009.
The aggregate total dividend distribution will be approximately $460.2 million based on approximately 418.3 million shares outstanding as of November 13, 2009. As of September 30, 2009, the Company’s cash and cash equivalents totaled approximately $3.2 billion. Through its third quarter ended September 30, 2009, cash provided by operating activities was $2.0 billion.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, stated “This one-time special cash dividend and commencement of a regular quarterly dividend reflect our commitment to enhancing stockholder value. The decision to make cash distributions was based in part on our solid capitalization, our bright long-term outlook for the Company’s business, and our assessment that strong future cash flows and access to credit will permit us to continue to invest in our business. We expect future strategic acquisitions and internal growth opportunities to continue to play a key role in enhancing the competitiveness of the Company.”
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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